UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 2, 2016

VEREIT, INC.

VEREIT OPERATING PARTNERSHIP, L.P.

(Exact name of registrant as specified in its charter)

Maryland Delaware	001-35263 333-197780	45-2482685 45-1255683
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(IRS Employer Identification Number)

2325 E. Camelback Road, Suite 1100

Phoenix, AZ 85016

(Address of principal executive offices, including zip code)

(800) 606-3610

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 2, 2016, the operating partnership of VEREIT, Inc., a Maryland corporation (“VEREIT”), VEREIT Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership” and together with VEREIT, the “Company”), (1) closed its previously announced senior note offerings, consisting of (a) $400 million aggregate principal amount of the Operating Partnership’s 4.125% Senior Notes due 2021 (the “2021 Notes”) and (b) $600 million aggregate principal amount of the Operating Partnership’s 4.875% Senior Notes due 2026 (the “2026 Notes” and together with the 2021 Notes, the “Notes”) and (2) entered into a $300 million senior secured term loan facility (the “Term Loan Facility”), pursuant to a credit agreement (the “Term Loan Agreement”) with JPMorgan Chase Bank, N.A., as the administrative agent, and certain other lenders party thereto.

The proceeds from the sale of the Notes, together with borrowings under the Term Loan Facility and approximately $42 million of cash on hand or borrowings under the Company’s revolving credit facility will be used to fund the redemption of all of the $1.3 billion aggregate principal amount of the Operating Partnership’s 2.00% Senior Notes due 2017 (the “2017 Notes”), including accrued and unpaid interest thereon and the required make-whole premium, on July 5, 2016, and to pay fees and expenses related to all of these transactions.

Indenture for the Notes

The Operating Partnership issued the Notes pursuant to (1) an Indenture, dated as of February 6, 2014, by and among the Operating Partnership (f/k/a ARC Properties Operating Partnership, L.P.), VEREIT (f/k/a American Realty Capital Properties, Inc.), certain other parties named therein and U.S. Bank National Association, as trustee (the “Trustee”) (the “Base Indenture”) and (2) an Officer’s Certificate, dated as of June 2, 2016, amending and supplementing the Base Indenture and establishing the terms of the Notes (the “Series Officer’s Certificate” and together with the Base Indenture, the “Indenture”). The 2021 Notes mature on June 1, 2021 and bear interest at a rate of 4.125% per year. The 2026 Notes mature on June 1, 2026 and bear interest at a rate of 4.875% per year. Interest on the Notes is payable on June 1 and December 1 of each year, beginning on December 1, 2016.

The Operating Partnership may redeem the Notes of any series at any time, and from time to time, at a redemption price of 100% of the principal amount of the Notes redeemed, plus a “make-whole” redemption premium described in the Indenture, together with accrued and unpaid interest to, but not including, the redemption date, except that if the 2021 Notes are redeemed 30 or fewer days prior to their maturity or if the 2026 Notes are redeemed 90 or fewer days prior to their maturity, the redemption price will be 100% of the principal amount of the 2021 Notes or the 2026 Notes, as the case may be, redeemed, together with accrued and unpaid interest to, but not including, the redemption date. If the Company experiences certain change of control transactions or events, accompanied by a decline in the credit rating of the Notes of a particular series, the Operating Partnership will be required to give holders of the Notes of such series the opportunity to sell the Operating Partnership their Notes of such series at a price equal to 101% of the principal amount of the Notes of such series, together with accrued and unpaid interest to, but not including, the repurchase date.

The Notes are guaranteed on a senior unsecured basis by VEREIT. The Notes and the guarantee are the senior unsecured obligations of the Operating Partnership and VEREIT, respectively, and rank pari passu in right of payment with all of the senior indebtedness of the Operating Partnership and VEREIT, respectively, and senior in right of payment to all of the subordinated indebtedness of the Operating Partnership and VEREIT, respectively. The Notes and the guarantee are effectively subordinated to the future secured indebtedness of the Operating Partnership and VEREIT, respectively, including borrowings under the Term Loan Agreement, to the extent of the value of the assets securing such indebtedness. The Notes will not initially be guaranteed by any of the Company’s subsidiaries, and, therefore the Notes will initially be structurally subordinated to all liabilities of VEREIT’s subsidiaries (other than the Operating Partnership).

The Indenture contains covenants limiting, among other things, the ability of the Company and its subsidiaries to incur additional debt and use their assets to secure debt and the ability of the Company to merge or consolidate with another company. The Indenture also requires the Company to maintain a specified ratio of unencumbered assets to unsecured debt. These covenants are subject to a number of important and significant limitations, qualifications and exceptions.

Events of default under the Indenture include the following with respect to a series of Notes: default for 30 days in the payment when due of interest on the Notes of such series; default in the payment when due of the principal of, or premium, if any, on the Notes of such series; failure to comply with certain covenants in the Indenture with respect to such series for 60 days after the receipt of notice from the Trustee or holders of 25% in aggregate principal amount of the Notes of such series; cessation of the guarantee of any guarantor required by the Indenture; acceleration or payment default of recourse debt of VEREIT or any of its subsidiaries in excess of a specified amount; and certain events of bankruptcy or insolvency. In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to VEREIT, the Operating Partnership or a subsidiary of VEREIT that is a “significant subsidiary” of VEREIT, all Notes then outstanding will become due and payable immediately without further action or notice. If any other event of default occurs with respect to the 2021 Notes or the 2026 Notes, the Trustee or holders of 25% in aggregate principal amount of the 2021 Notes or 2026 Notes, as the case may be, may declare all of the 2021 Notes or 2026 Notes, as the case may be, to be due and payable immediately.

The foregoing description does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Base Indenture and the Series Officer’s Certificate (including the forms of 2021 Note and 2026 Note attached thereto), which are filed herewith as Exhibits 4.1 and 4.2, respectively, and incorporated herein by reference.

Term Loan Agreement

VEREIT and the Operating Partnership accepted commitments from six financial institutions totaling $300 million for the Term Loan Facility in advance of the execution of the Term Loan Agreement. The Term Loan Facility is expected to be funded concurrently with the redemption of the 2017 Notes. In addition to a guaranty by VEREIT, the Term Loan Facility is secured by a pledge of the equity interests in certain direct or indirect subsidiaries of VEREIT that operate, own or lease real property that meets certain criteria specified in the Term Loan Agreement and are designated by the Operating Partnership. The Term Loan Agreement provides that if at any time the Operating Partnership achieves a corporate family rating of at least BBB-, Baa3 or BBB- from at least two of S&P, Moody’s or Fitch, respectively (the “Ratings Upgrade”), then all pledges of equity interests will be released. In the event of certain downgrades that follow a Ratings Upgrade, the Operating Partnership will be required to pledge certain equity interests to the lenders.

The loans under the Term Loan Facility generally bear interest at an annual rate of LIBOR plus 1.15% to 2.05%, or Base Rate plus 0.15% to 1.05% (based upon VEREIT’s then current credit rating). The loans will initially be priced with an applicable margin of 2.05% in the case of LIBOR term loans.

The Term Loan Agreement provides for monthly interest payments under the Term Loan Facility. In the event of an event of default, at the election of the majority of the lenders (or automatically upon a bankruptcy event of default with respect to VEREIT or the Operating Partnership), the commitments of the lenders under the Term Loan Facility terminate, and payment of any unpaid amounts in respect of the Term Loan Facility is accelerated. The Term Loan Facility matures three years after the date on which the loans under the Term Loan Facility are funded. At any time, upon timely notice by the Operating Partnership and subject to any breakage fees, the Operating Partnership may prepay borrowings under the Term Loan Facility. In addition, the Operating Partnership incurs customary administrative agent and other fees.

The initial borrowing under the Term Loan Facility will be subject to customary conditions for these types of financings, including (a) the bring-down of the Operating Partnership’s representations and warranties, (b) no default existing and (c) timely notice of borrowing by the Operating Partnership. The Term Loan Agreement contains various customary covenants, including, without limitation, financial maintenance covenants with respect to maximum consolidated leverage ratio, minimum fixed charge coverage ratio, maximum secured leverage ratio, maximum unencumbered leverage ratio, minimum unencumbered interest coverage ratio, maximum loan to designated eligible property asset value ratio and minimum designated eligible property debt yield. The maximum loan to designated eligible property asset value ratio and minimum designated eligible property debt yield covenants will not apply following a Ratings Upgrade. The Term Loan Agreement also includes customary restrictions on, among other things, liens, negative pledges, intercompany transfers, fundamental changes, investments, transactions with affiliates and restricted payments.

Events of default under the Term Loan Agreement include the following: default in the payment of principal or interest, failure to comply with covenants (with certain affirmative covenants subject to a 30 day grace period), misrepresentations, cross-default to other debt in excess of a specified amount, bankruptcy or insolvency proceedings, revocation of loan documents, judgment default in excess of a specified amount, certain ERISA events of default and a change of control.

The foregoing description does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Term Loan Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of February 6, 2014, by and among VEREIT Operating Partnership, L.P. (f/k/a ARC Properties Operating Partnership, L.P.), VEREIT, Inc. (f/k/a American Realty Capital Properties, Inc.), certain other parties named therein and U.S. Bank National Association, as trustee (the “Trustee”) (incorporated by reference to VEREIT, Inc.’s Current Report on Form 8-K filed on February 7, 2014)

4.2	Officer’s Certificate, dated as of June 2, 2016

4.3	Form of 2021 Note (included in Exhibit 4.2 above)

4.4	Form of 2026 Note (included in Exhibit 4.2 above)

10.1	Credit Agreement, dated as of June 2, 2016, by and among VEREIT Operating Partnership, L.P., VEREIT, Inc., JPMorgan Chase Bank, N.A., as administrative agent, and each lender from time to time party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VEREIT, INC.

By:	/s/ Michael J. Bartolotta
Name:	Michael J. Bartolotta
Title:	Executive Vice President and Chief Financial Officer

VEREIT OPERATING PARTNERSHIP, L.P.
By: VEREIT, Inc., its sole general partner

By:	/s/ Michael J. Bartolotta
Name:	Michael J. Bartolotta
Title:	Executive Vice President and Chief Financial Officer

Dated: June 3, 2016